UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2025

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act.

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On December 12, 2025, Fortress Biotech, Inc. (the “Company”), as borrower, entered into the First Amendment to Credit Agreement (the “Amendment”), which amends that certain Credit Agreement dated July 25, 2024 (the “Agreement”) with Oaktree Fund Administration, LLC, as the administrative agent (in such capacity, the “Agent”), and the lenders from time to time party thereto. The Company initially borrowed $35.0 million under the Agreement on in July 2024 and is eligible to draw up to an additional $15.0 million with the lenders’ consent (together, the “Loan”). As of the date of this report, the Company currently has approximately $29.5 million outstanding under the Loan.

Under the terms of the Amendment, the Loan’s maturity date was extended from July 25, 2027 to June 30, 2028. The Company is required to make quarterly interest payments until the maturity date and the Amendment also modified the principal repayment schedule of the Loan, which will now be in accordance with the following schedule: 12.5% of the outstanding principal balance of the Loan as of September 30, 2027 due on September 30, 2027, 12.5% of the outstanding principal balance of the Loan as of September 30, 2027 due on December 31, 2027, 37.5% of the outstanding principal balance of the Loan as of September 30, 2027 due on March 31, 2028, and the remaining 37.5% of the outstanding principal amount of the Loan as of September 30, 2027 due on the maturity date of June 30, 2028.

The Amendment also amended the financial covenant requiring that product net sales of Journey Medical Corporation (“Journey”), a controlled subsidiary of the Company, meet a consolidated minimum net sales amount on a trailing twelve-month basis, tested quarterly (the “Minimum Net Sales Test”). Under the Amendment, the Minimum Net Sales Test now requires that Journey’s product net sales be: $60.0 million as of the last day of the fiscal quarter ending December 31, 2025, $65.0 million as of the last day of the fiscal quarter ending March 31, 2026, $70.0 million as of the last day of the fiscal quarter ending June 30, 2026, $75.0 million as of the last day of the fiscal quarter ending September 30, 2026, and $80.0 million as of the fiscal quarter ending December 31, 2026 and the last day of each fiscal quarter thereafter. Failure by the Company to comply with the Minimum Net Sales Test will result in an event of default, subject to certain cure rights of the Company with respect to the Minimum Net Sales Test. The Minimum Net Sales Test covenant does not apply any time the outstanding principal balance of the Loan is less than or equal to $10.0 million.

In connection with the Amendment, the Company granted warrants to the lenders to purchase up to 600,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a purchase price of $2.62 per share (the “Warrants”). The Warrants contain customary anti-dilution adjustments to the exercise price, including for share splits, share dividends, rights offerings and pro rata distributions. The exercise price of the Warrants will also be adjusted if, while the Warrants are outstanding, the Company engages in any transaction involving the issuance or sale of shares of Common Stock or equivalent securities at an effective price per share less than the exercise price of the Warrants then in effect (such lower price, the “Base Share Price”). In such case, the exercise price of the Warrants will be reduced to equal the Base Share Price. The Warrants are immediately exercisable, will expire on July 25, 2031 and may be net exercised for no cash payment at the holder’s election. The Company also agreed to file a registration statement to register the resale of the shares of Common Stock issuable upon exercise of the Warrants.

The foregoing descriptions of the Warrants and the Amendment are subject to, and qualified in their entirety by, such documents (or forms thereof), to be filed with a subsequent periodic report of the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Warrants is incorporated by reference under this Item 3.02. The Warrants are being issued in a transaction that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: December 15, 2025

	By:	/s/ David Jin
David Jin
Chief Financial Officer